UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 6, 2014

Tower Group International, Ltd.

(Exact name of registrant as specified in its charter)

Bermuda	001-35834	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Bermuda Commercial Bank Building

19 Par-La-Ville Road

Hamilton, HM 11, Bermuda

(Address of principal executive offices)

(441) 279-6610

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders.

Tower Group International, Ltd. (the “Company”) held its special general meeting of shareholders on August 6, 2014. At that special general meeting, the Company’s shareholders voted to approve and adopt the Agreement and Plan of Merger, dated as of January 3, 2014, as amended pursuant to Amendment No. 1 to the Agreement and Plan of Merger, by and among the Company, ACP Re, Ltd. and London Acquisition Company Limited, and the agreement between the Company, ACP Re, Ltd. and London Acquisition Company Limited required by Section 105 of the Bermuda Companies Act of 1981, as amended, and voted to approve the merger. The Company’s shareholders, in an advisory vote, voted to approve certain compensatory arrangements between the Company and its named executive officers that are based on or otherwise relate to the merger, as described in the proxy statement. The Company’s shareholders voted to approve the adjournment of the special general meeting, if necessary, to solicit additional proxies if there were not sufficient votes at the time of the special general meeting to adopt the merger agreement and approve the merger, but in view of the approval of the merger by the shareholders, this was not necessary. The final voting results for each matter submitted to a vote of shareholders at the meeting are as follows:

Item 1 – Approval of the Agreement and Plan of Merger, dated as of January 3, 2014, as amended pursuant to Amendment No. 1 to the Agreement and Plan of Merger, by and among the Company, ACP Re, Ltd. and London Acquisition Company Limited, and the agreement between the Company, ACP Re, Ltd. and London Acquisition Company Limited required by Section 105 of the Bermuda Companies Act of 1981, as amended, and approval of the merger

Votes For	Votes Against	Votes Abstained
37,767,866	500,777	85,690

Item 2 – Advisory vote on certain compensatory arrangements between the Company and its named executive officers that are based on or otherwise relate to the merger as described in the proxy statement

Votes For	Votes Against	Votes Abstained
35,617,082	2,096,216	641,035

Item 3 –Approval of the adjournment of the special general meeting, if necessary, to solicit additional proxies if there were not sufficient votes at the time of the special general meeting to adopt the merger agreement and approve the merger

Votes For	Votes Against	Votes Abstained
35,759,447	2,422,392	172,494

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tower Group International, Ltd.
Registrant

Date: August 6, 2014	/s/ Elliot S. Orol
ELLIOT S. OROL Senior Vice President, General Counsel and Secretary